New Jersey Mining Company Sells Its Toboggan Project to Hecla Mining Company for $3-Million

COEUR D'ALENE, Idaho, May 21, 2018 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has sold its Toboggan project to Hecla Silver Valley, a wholly-owned subsidiary of Hecla Mining Company (NYSE:HL) (“Hecla”) for $3-million cash.

New Jersey’s Toboggan property sold to Hecla Silver Valley was comprised of the surface rights to the Little Baldy patented claims and 106 unpatented mining claims totaling more than 2,100 acres along a northwest-trending lineament of gold in quartz vein prospects within North Idaho’s Murray Gold Belt. The property is located three miles north of NJMC’s Golden Chest Mine, which is currently producing gold from both open pit and underground operations.

The Toboggan project was a joint venture between Newmont Mining Company and NJMC for the 2008 through 2010 exploration seasons, during which Newmont explored and analyzed multiple prospects. The entire data base generated by Newmont and NJMC was included in the sale to Hecla Silver Valley.

In addition to the monetary consideration, the sale terms include the establishment of a defined “Area of Interest” surrounding the Toboggan project, and within the Toboggan Trend. NJMC also retains a 2-percent Net Smelter Returns (NSR) royalty on the Toboggan property, of which Hecla Silver Valley has the right to buy back 1-percent for $1-million.

Hecla also participated in a private placement, purchasing $500,000 of restricted NJMC common stock for $0.13 per unit, with a unit comprised of one share of common stock and a half warrant. Each full warrant allows for the purchase of one share of common stock for $0.22 per share and expires three years from the date of participation.

NJMC CEO and President John Swallow stated, “We view this transaction as a win-win not only for Hecla and New Jersey, but also for the Murray Gold Belt and the future of the district.  This transaction is a testament to the long-term diligence of our team and the potential of the Murray Gold Belt.  We welcome Hecla as a fellow regional landholder and as a NJMC shareholder.”

NJMC controls more than 3,500 acres along the Murray Gold Belt – including the producing Golden Chest Mine. Gold was first discovered in the Coeur d’Alene District within the Murray Gold Belt in 1879, but by 1888 mining declined as the center of activity shifted to the Silver Valley following the discovery of the Bunker Hill, Sunshine, Lucky Friday, and other iconic

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

regional mines. The rebirth of the long-forgotten Murray Gold Belt has been led by NJMC and its redevelopment of the Golden Chest Mine.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in North Idaho, where it is producing gold at its Golden Chest Mine. NJMC has established a high-quality, early to advanced-stage asset base in three historic mining districts of Idaho and Montana, developed with more than $50-million by NJMC and other companies. The Company’s objective is to use its considerable in-house skill sets to build a portfolio of mining and milling operations, with a longer-term vision of becoming a mid-tier producer. Management is shareholder focused and owns more than 17-percent of NJMC common stock.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the potential of the Murray Gold Belt or the Company’s plans to expand future exploration and resource development, the risk that the mine plan changes due to rising costs or other operational details, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814